Exhibit 10.1

SENIOR ADVISOR AGREEMENT

THIS SENIOR ADVISOR AGREEMENT (this “Agreement”) is made and entered into the 9th day of November, 2005, as of the first day of June, 2005, by and among HAWK CORPORATION, a Delaware corporation (“Hawk” or the “Company”) and NORMAN C. HARBERT (“Harbert”).
RECITALS

A. The parties are parties to the Amended and Restated Employment Agreement dated as of December 31, 2001 (the “Employment Agreement”) and the First Amendment to Amended and Restated Employment Agreement dated as of December 31, 2003 (together with the Employment Agreement, the “Restated Employment Agreement”;
B. The parties are parties to a Consulting Agreement dated as of December 31, 2001 (the “Consulting Agreement”);
C. The parties desire to terminate the Restated Employment Agreement and the Consulting Agreement and amend the terms and conditions under which Harbert will be retained by the Company in accordance with the terms set forth in this Agreement;
NOW THEREFORE, in consideration of the premises and the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Company and Harbert agree as follows:

    1. EMPLOYMENT. The Company hereby employs Harbert as a senior advisor and Harbert agrees to be employed by the Company as a senior advisor for a period commencing as of the date hereof and terminating on June 30, 2012. Such period, together with the period of any extension or renewal upon the mutual agreement of the Company and Harbert, of such employment is herein referred to as the “Advisory Period.”

2. COMPENSATION AND BENEFITS. Provided that Harbert’s employment hereunder is not terminated in accordance with this Agreement, during the Advisory Period Harbert shall receive as compensation:
(a) Salary: Salary at the annual rate of $418,625, payable not less frequently than semi-monthly (as adjusted from time to time, “Base Wages”), reduced by any payments made to Harbert under (i) any non-contributory defined benefit plan maintained by the Company (“Defined Benefit Payments”) and (ii) any disability or similar policy.
(b) Harbert Benefit Programs: Harbert shall have the right to participate, subject to any applicable eligibility requirements, in all corporate employee benefit programs offered to “executive” employees by the Company and any other plans made available by the Company in the future to its executives and “key” management employees, including, if any, the Company’s 401(k) plan, health and life insurance programs and non-contributory defined benefit plans.
(c) Executive Bonus Plan: During each year of the Advisory Period, Harbert shall receive a bonus pursuant to the Annual Incentive Compensation Plan presently in effect in an amount $100,000 less than the bonus payable to Ronald E. Weinberg (“Weinberg”) but not to exceed $250,000.
(d) Business Expenses: The Company shall promptly reimburse Harbert for all reasonable and necessary business expenses incurred by Harbert on behalf of the Company and its parent, wholly-owned subsidiaries or affiliated entities during the Advisory Period. Harbert shall submit to the Company appropriate expense reports that detail such expenses and includes copies of receipts where appropriate.
(e) Office: Harbert shall retain the office he is presently housed in or its equivalent.
(f) Automobile Expenses: Harbert shall be entitled to receive a car allowance in the amount determined by the Compensation Committee (regardless of its membership), but not less than the amount presently paid, payable semi-monthly. The Company shall provide property and liability insurance on Harbert’s automobile and reimburse Harbert for the reasonable maintenance and repair costs incurred with respect to Harbert’s automobile.
(g) Insurance: For the Advisory Period and any renewal thereof, the Company shall continue to maintain and pay the premiums on the insurance policies issued by Massachusetts Mutual Life (Policy Numbers 71396950 and 6160812), or such other similar policies as may be agreed by Harbert. Such insurance policies shall continue to be subject to the applicable split-dollar agreements between the Company and Harbert.

3. ADJUSTMENTS TO COMPENSATION. Harbert hereby authorizes the Company to withhold and withdraw from amounts payable to Harbert under this Agreement all applicable amounts required by federal, state and local laws.

4. DUTIES. Harbert shall, during the Advisory Period, serve as the Chairman Emeritus of the Board and senior advisor of the Company or in any capacity as the Board of Directors (the “Board”) may request and Harbert shall mutually agree to serve from time to time and in such capacity. Harbert's title shall be Chairman Emeritus of the Board and Founder. During the Advisory Period, Harbert shall perform such duties and responsibilities as are customarily assigned to the Chairman Emeritus and Founder and senior advisor of the Company and shall chair the Company's annual stockholder meeting. Harbert shall be required to devote the time and efforts to the business and affairs of the Company as is necessary to discharge his duties and Harbert may (i) serve on the boards of directors of other companies and on the boards of trustees of charitable organizations, and (ii) devote a portion of his time and efforts to the making and management of personal investments, in each case for so long as Harbert continues to substantially perform his duties and functions hereunder to the best of his ability and skill in such a manner as to promote the best interests of the Company. Harbert further agrees to serve as a director on the boards of directors of the Company’s subsidiaries or affiliated entities and in one or more executive offices of any of the Company’s subsidiaries or affiliated entities.

5. LIMITATIONS ON AUTHORITY.
(a) Notwithstanding anything else herein contained, Harbert shall adhere to the written limitations on authority as issued from time to time by the Board. Nothing contained herein shall be deemed to restrict the power of the Board to limit the authority of Harbert. Any violation of the terms of this Section 5(a) shall be deemed to be a material violation of a provision of this Agreement.
(b) Notwithstanding anything else herein contained, the Company shall cause Weinberg, as long as he remains Chief Executive Officer of Hawk and any successor to Weinberg as Chief Executive Officer of Hawk, to consult in advance with Harbert on each of the matters set forth below; provided that each of the Company and Harbert understand and agree that Harbert’s advice shall be sought but that his consent and/or approval with respect to any of the following matters shall not be required:
(i) The (A) evaluation of key management employees of the Company together with salary reviews, and (B) increases in compensation of key management employees of Hawk;
(ii) The entering into and/or execution of contracts, agreements, joint ventures and other commitments which would have a material effect on the business, financial condition and affairs, properties, assets, obligations, and operation of Hawk;
(iii) The formulation of the annual budget and business plan of Hawk;
(iv) The formulation of the business goals of Hawk;
(v) The merger, consolidation, combination, liquidation, or sale of all or substantially all the assets or stock of Hawk or any of its affiliates that are material to Hawk as a whole and the acquisition or purchase of all or substantially all the assets or stock of another company or entity that is material to Hawk as a whole; and
(vi) Any other matter which would have a material effect on the business, operations, financial condition or affairs, assets or properties of Hawk.
(c) Harbert is not vested with any authority to set policy on behalf of the Company.
Failure to comply with this Section 5 shall not be deemed a material breach of this Agreement.

6. DEATH OF EMPLOYEE. In the event Harbert should die during the Advisory Period and:
(a) at the time of Harbert’s death, Harbert has a wife, then: (i) payments shall be made pursuant to and in accordance with the Amended and Restated Wage Continuation Agreement between the Company and Harbert dated as of December 31, 2001, and the First Amendment to Restated Wage Continuation Agreement of even date (collectively, the “Wage Continuation Agreement”), which is herein incorporated by reference; (ii) the Company shall pay to Harbert’s wife the amount of bonus which Harbert would have received under Section 2(c) hereof for the year of Harbert’s death which shall be prorated for the portion of the year ending upon the date of death; and (iii) the Company shall continue to provide and/or pay for the existing health care coverage to Harbert’s wife to the maximum extent allowable in all respects under applicable law; provided, however, that Harbert’s surviving spouse’s primary provider of medical coverage shall be Medicare and the Company’s health care coverage shall be the secondary payor; and provided further, however, that the combined benefits of Medicare and the Medicare supplemental policy shall be substantially the same as then available under the Company’s existing health care coverage for active employees; or
(b) at the time of Harbert’s death, Harbert has no wife, then the Company shall: (i) for a period of two (2) years, continue to pay Harbert’s Base Wages at the same monthly rate earned by Harbert immediately prior to his death to Harbert’s beneficiaries or estate; and (ii) pay to Harbert’s beneficiaries or his estate, the amount of bonus which the Harbert would have received under Section 2(c) hereof for the year of Harbert’s death which shall be prorated for the portion of the year ending upon the date of death.

7. DISABILITY OF EMPLOYEE.
[INTENTIONALLY OMITTED.]

8. TERMINATION.
(a) The Company may terminate Harbert’s employment hereunder at any time for cause, which shall be deemed to include the following: (i) Harbert’s engaging in fraud, misappropriation of funds, embezzlement or like conduct committed against the Company; or (ii) Harbert’s conviction of a felony.

(b) Harbert’s employment hereunder may be terminated by the Company in the event of Harbert’s voluntarily leaving the employ of the Company.
(d) In the event that Harbert’s employment with the Company is terminated by the Company or by Harbert, the parties agree that the provisions of Sections 8(c), 9, 10, 11, 12, 13, 14, 17, 18, 21, 24 and 25 hereof shall survive such termination and continue in full force and effect.

9. NON-COMPETITION. Harbert recognizes and acknowledges that the business of the Company is the manufacture, marketing and development of friction materials, metal stampings, powder metals, metal injection moldings, rotors, electric motors, performance racing products and businesses related thereto. Harbert agrees that within the United States, Canada, Italy, Mexico and China and any other location in which the Company engaged in all or part of the above-described business at any time during the Advisory Period, and for two (2) years from and after the date of the termination of Harbert’s employment hereunder (the “Restricted Period”), Harbert shall not, in any manner, directly or indirectly on behalf of himself or any other person, firm, business or corporation;
(a) Establish, operate or engage in, financially or otherwise, as an owner, partner, shareholder, officer, director, licensor, licensee, principal, agent, employee, trustee, consultant or in any other relationship or capacity, the business of the Company;
(b) Request or instigate any account or customer of the Company or its subsidiaries or affiliates to withdraw, diminish, curtail or cancel any of its business with the Company or its subsidiaries or affiliates; or
(c) Hire, solicit, or encourage to either leave the employment of or cease working with the Company or its subsidiaries or affiliates (i) any current employee of the Company or its subsidiaries or affiliates, or (ii) any employee who has left the employment of or ceased working with the Company or its subsidiaries or affiliates within one (1) year of the date of termination of such employee’s employment with the Company.
In the event of Harbert’s breach of any provision of this Section, the running of the Restricted Period shall be automatically tolled (i.e., no part of the Restricted Period shall expire) from and after the date of the first such breach.

10. CONFIDENTIAL INFORMATION. Harbert recognizes and acknowledges that confidential information, including, without limitation, information, knowledge or data: (i) of a business nature such as, but not limited to, information about cost, price, rates, profits, purchasing, suppliers, advertising, customers, sales, marketing, promotion, compensation, employment, personnel, including information regarding present and prospective customers and the business affairs and financial condition of the Company; (ii) of a technical nature such as, but not limited to, methods, know-how, processes and research; (iii) pertaining to future developments such as, but not limited to, research and development projects and future marketing, advertising or promotion; and (iv) pertaining to trade secrets of the Company; and including all other matters which the Company treats as confidential (the items described above being hereafter collectively referred to as “Confidential Information”), are valuable, special and unique assets of the Company. During and after the Restricted Period, Harbert shall keep secret and retain in strictest confidence, shall not use for the benefit of himself or others except in connection with the business and affairs of the Company, any and all Confidential Information learned or obtained by Harbert before or after the date of this Agreement, and shall not disclose such Confidential Information to anyone outside of the Company either during or after employment by the Company, except as required in the course of performing duties of his employment with the Company, without the express written consent of the Company or as required by law.

11. PROPERTY OF EMPLOYER. Harbert agrees to deliver promptly to the Company all manuals, letters, notes, notebooks, reports, computer programs and files, memoranda, customer and supplier lists and all other materials relating in any way to the business of the Company and in any way obtained by Harbert during the period of his employment with the Company which are in his possession or under his control, and all copies thereof, (i) upon termination of Harbert’s employment with the Company, or (ii) at any other time at the Company’s request. Harbert further agrees that he will not make or retain any copies of any of the foregoing and that he will so represent to the Company upon termination of his employment hereunder.

12. RIGHTS AND REMEDIES UPON BREACH. Both parties recognize that the rights and obligations set forth in this Agreement are special, unique and of extraordinary character. If Harbert breaches, or threatens to commit a breach of, any of the provisions of Sections 9 through 11 hereof (hereinafter referred to as the “Restrictive Covenants”), then the Company shall have the right and remedy to injunctive relief, which right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company pursuant to this
Agreement, any applicable law or in equity. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide adequate remedy to the Company. As to the covenants contained in Section 9 hereof, specific performance shall be for a period of time equal to the unexpired portion of the Restricted Period, giving full effect to the tolling provision of Section 9 hereof, and beginning on the earlier of the date on which the court’s order becomes final and nonappealable or the date on which all appeals have been exhausted.

13. DISCLOSURE. The Company may notify anyone employing Harbert or evidencing an intention to employ Harbert as to the existence and provisions of this Agreement and of the Restrictive Covenants.

14. INDEMNIFICATION.
(a) The Company shall indemnify Harbert (and his legal representative or other successors) to the fullest extent provided by the articles or certificate of incorporation and by-laws or code of regulations (or other governing document) of the Company and any wholly-owned subsidiary, as may be amended or restated from time to time.
(b) Harbert shall indemnify the Company against any and all losses incurred by the Company as a result of Harbert’s acts of willful misconduct or fraud.

15. ASSIGNMENT. This Agreement is a personal services contract and it is expressly agreed that the rights and interests of Harbert hereunder may not be sold, transferred, assigned, pledged or hypothecated (other than by will or the laws of descent and distribution).

16. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, representatives and permitted successors and assigns.

17. SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

18. BLUE-PENCILLING. If at any time it shall be determined that any of the provisions of this Agreement are unreasonable as to time or area, or both, by any court of competent jurisdiction, the Company shall be entitled to enforce such provision for such period of time and within such area as may be determined to be reasonable by such court.

19. REPRESENTATIONS OF HARBERT. Harbert represents and warrants, on behalf of himself, his immediate family and any person, firm or corporation in which he has a substantial interest, that:
(a) They are not indebted to the Company in any amount whatsoever;
(b) They do not, and will not during the Restricted Period, have any direct or indirect ownership interest in any entity with which the Company has a business relationship or competes with the Company; provided, however, that the ownership of, or investments in, at no time exceeding 5% of the issued and outstanding capital stock of an entity with annual revenues in excess of $20 million shall not constitute a breach of this representation and warranty;
(c) They are not and will not become, during the Advisory Period, directly or indirectly, interested in any material contract with the Company (other than this Agreement); and
(d) The execution of this Agreement or his employment by the Company will not breach any agreement or covenant entered into by him that is currently in effect.
Excluded from the foregoing representations and warranties are transactions disclosed to the Board done on terms at least as favorable to the Company as those which it could otherwise have obtained from unrelated third parties.

20. CONFLICTS OF INTEREST. In the event that Harbert engages in or contemplates engagement in a transaction which does affect or could affect the business of the Company, Harbert agrees to immediately disclose in writing to the Board all material information relating to same. Additionally, in the event that the Company engages in or contemplates engagement in a transaction in which Harbert has a financial or personal interest, Harbert shall, immediately upon his learning of said engagement or contemplated engagement, disclose in writing to the Board all material information relating to said interest.

21. ACKNOWLEDGMENT. Harbert acknowledges that: (i) he has carefully read all of the terms of this Agreement, and that such terms have been fully explained to him; (ii) he understands the consequences of each and every term of this Agreement; (iii) he has had sufficient time and an opportunity to consult with his own legal advisor prior to signing this Agreement; (iv) he had other employment opportunities at the time he entered into this Agreement; (v) he specifically understands that by signing this Agreement he is giving up certain rights he may have otherwise had, and that he is agreeing to limit his freedom to engage in certain employment during and after the termination of this Agreement; and (vi) the limitations to his right to compete contained in this Agreement represent reasonable limitations as to scope, duration and geographical area, and that such limitations are reasonably related to protection which the Company reasonably requires.

22. NOTICES. All notices, requests, demands or other communications hereunder shall be sent by registered or certified mail to:
the Company:   Board of Directors
            Hawk Corporation
            200 Public Square, Suite 1500
            Cleveland, Ohio 44114-2301

Copy to:  Byron S. Krantz, Esq.
        Kohrman Jackson & Krantz P.L.L.
        One Cleveland Center
        1375 East Ninth Street, 20th Floor
        Cleveland, Ohio 44114

Harbert:   Norman C. Harbert
            P.O. Box 127
            Hiram, OH 44234

23. CAPTIONS. The captions in this Agreement are included for convenience only and shall not in any way affect the interpretation or construction of any provision hereof.

24. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio.

25. SUBMISSION TO JURISDICTION. The Company may enforce any claim arising out of or relating to this Agreement, or arising from or related to the advisory relationship existing in connection with this Agreement in any state or federal court having subject matter jurisdiction and located in Cleveland, Ohio. For the purpose of any action or proceeding instituted with respect to any such claim, Harbert hereby irrevocably submits to the jurisdiction of such courts and irrevocably consents to the service of process out of said courts by mailing a copy thereof, by registered mail, postage prepaid, to Harbert and agrees that such service, to the fullest extent permitted by law, (i) shall be deemed in every respect effective service of process upon him in any such suit, action or proceeding, and (ii) shall be taken and held to be valid personal service upon and personal delivery to him. Nothing herein contained shall affect the right of the Company to serve process in any other manner permitted by law or preclude the Company from bringing an action or proceeding in respect hereof in any other country, state or place having jurisdiction over such action. Harbert irrevocably waives, to the fullest extent permitted by law, any objection which he has or may have to the laying of the venue of any such suit, action or proceeding brought in any such court located in Cleveland, Ohio, and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

26. WAIVER OF BREACH. The waiver by either party of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

27. AMENDMENT. This Agreement may be amended only in a writing executed by both parties hereto.

28. ENTIRE AGREEMENT. This Agreement and the Wage Continuation Agreement between the Company and Harbert constitute the entire agreement between the parties and this Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the transactions contemplated by this Agreement and the Wage Continuation Agreement. No course of conduct or dealing between the parties shall be deemed to amend this Agreement.

IN WITNESS WHEREOF, the undersigned have hereunto set their hand as of the date first written above.
HAWK CORPORATION

By:/s/ Ronald E.. Weinberg
Ronald E. Weinberg
Its: President and Chief Executive Officer

Attested to:

By:/s/ Byron S. Krantz
Byron S. Krantz
Its: Secretary

By:/s/ Norman C. Harbert
Norman C. Harbert